Exhibit 107.1
CALCULATION OF FILING FEE TABLES
FORM S-8
(Form Type)
CORCEPT THERAPEUTICS INCORPORATED
(Exact Name of Registrant as Specified in its Charter)
Table I: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	Rule 457(c) and 457(h)	4,237,601	$19.46	$82,463,715.46	$92.70 per $1,000,000	$7,644.39

Total Offering Amounts					$82,463,715.46		$7,644.39
Total Fee Offsets(3)							$—
Net Fee Due							$7,644.39

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement shall also automatically cover any additional shares of our common stock which become issuable under our 2012 Incentive Award Plan, which we refer to as our 2012 Plan, by reason of any stock dividend, stock split, recapitalization or other similar transaction which results in an increase in the number of outstanding shares of our common stock.
(2)	This estimate is made pursuant to Rule 457(c) solely for purposes of calculating the registration fee pursuant to Rule 457(h), and is based on a price of $19.46, which represents the average of the high and low prices per share of our common stock as reported on the Nasdaq Capital Market on February 7, 2022.
(3)	We do not have any fee offsets.